SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

Geokinetics Inc. (Name of Issuer)

Common Stock (Title of Class of Securities)

372910307 (CUSIP Number)

December 31, 2007 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 372910307	13G	Page 2 of 9 Pages

`
1	NAME OF REPORTING PERSON: Andreeff Equity Advisors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		5	SOLE VOTING POWER
	NUMBER OF
	SHARES
	BENEFICIALLY	6	SHARED VOTING POWER
	OWNED		1,841,655
	BY
	EACH	7	SOLE DISPOSITIVE POWER
	REPORTING
	PERSON
	WITH:	8	SHARED DISPOSITIVE POWER
			1,841,655

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,841,655

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.9%

12	TYPE OF REPORTING PERSON*
	IA, PN

CUSIP No. 372910307	13G	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON: Dane Andreeff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

		5	SOLE VOTING POWER
	NUMBER OF
	SHARES
	BENEFICIALLY	6	SHARED VOTING POWER
	OWNED		1,841,655
	BY
	EACH	7	SOLE DISPOSITIVE POWER
	REPORTING
	PERSON
	WITH:	8	SHARED DISPOSITIVE POWER
			1,841,655

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,841,655

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	17.9%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 372910307	13G	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		5	SOLE VOTING POWER
	NUMBER OF
	SHARES
	BENEFICIALLY	6	SHARED VOTING POWER
	OWNED		898,992.4
	BY
	EACH	7	SOLE DISPOSITIVE POWER
	REPORTING
	PERSON
	WITH:	8	SHARED DISPOSITIVE POWER
			898,992.4

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	898,992.4

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.7%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 372910307	13G	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Offshore, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

		5	SOLE VOTING POWER
	NUMBER OF
	SHARES
	BENEFICIALLY	6	SHARED VOTING POWER
	OWNED		787,476.2
	BY
	EACH	7	SOLE DISPOSITIVE POWER
	REPORTING
	PERSON
	WITH:	8	SHARED DISPOSITIVE POWER
			787,476.2

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	787,476.2

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.6%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 372910307	13G	Page 6 of 9 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Capital I, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		5	SOLE VOTING POWER
	NUMBER OF
	SHARES
	BENEFICIALLY	6	SHARED VOTING POWER
	OWNED		1,044,647.8
	BY
	EACH	7	SOLE DISPOSITIVE POWER
	REPORTING
	PERSON
	WITH:	8	SHARED DISPOSITIVE POWER
			1,044,647.8

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,044,647.8

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	10.1%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 372910307	13G	Page 7 of 9 Pages

ITEM 1(a).      NAME OF ISSUER:

                          Geokinetics Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1500 City West Blvd., Suite 800

Houston, TX  77042

ITEM 2(a).      NAME OF PERSON FILING:

                         This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Andreeff Equity Advisors, L.L.C. (“AEA”)
(ii)	Dane Andreeff
(iii)	Maple Leaf Partners, L.P. (“Partners”)
(iv)	Maple Leaf Offshore, Ltd. (“Offshore”)
(v)	Maple Leaf Capital I, L.L.C. (“Capital”)

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                         The principal business office of the Reporting Persons filing this Schedule 13G is located at 450 Laurel Street, Suite 2105, Baton Rouge, LA  70801

ITEM 2(c).      CITIZENSHIP:

(i)	AEA:	a Delaware limited liability company
(ii)	Dane Andreeff:	Canada
(iii)	Partners:	a Delaware limited partnership
(iv)	Offshore:	a Cayman Islands company
(v)	Capital:	a Delaware limited liability company

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e).      CUSIP Number:

372910307

CUSIP No. 372910307	13G	Page 8 of 9 Pages

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS:    One of the following

                        AEA and Mr. Andreeff are filing this statement pursuant to Rule 13d-1(b); the other Reporting Persons are filing pursuant to Rule 13d-1(c).  AEA is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), and Mr. Andreeff is a control person of AEA in accordance with Rule 13d-1(b)(1)(ii)(G).

ITEM 4.        OWNERSHIP:

                        The information in items 1 and 5 through 11 on the cover pages (pp. 2-6) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.  ☐

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                        Not applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Mr. Andreeff is the owner of AEA and Capital.  Capital is the General Partner of the following limited partnerships, each of which owns less than 5% of the issuer’s securities:

(i)    Maple Leaf Partners, L.P.

(ii)   Maple Leaf Partners I, L.P.

(iii)  Maple Leaf Discovery, LP

(iv)  Maple Leaf Discovery I, LP

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                        Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                        Not applicable.

CUSIP No. 372910307	13G	Page 9 of 9 Pages

ITEM 10.        CERTIFICATION

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2008

/s/  Dane Andreeff*

_________________________________

      Dane Andreeff

ANDREEFF EQUITY ADVISORS, L.L.C.*

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    Managing Member

MAPLE LEAF CAPITAL I, L.L.C.*

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    Managing Member

MAPLE LEAF PARTNERS, L.P.*

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    Managing Member of its General Partner

MAPLE LEAF OFFSHORE, LTD.*

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    General Partner

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock of Geokinetics Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 14, 2008

/s/  Dane Andreeff

_________________________________

      Dane Andreeff

ANDREEFF EQUITY ADVISORS, L.L.C.

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    Managing Member

MAPLE LEAF CAPITAL I, L.L.C.

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    Managing Member

MAPLE LEAF PARTNERS, L.P.

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    Managing Member of its General Partner

MAPLE LEAF OFFSHORE, LTD.

By:  Dane Andreeff

/s/  Dane Andreeff

________________________________

Name:  Dane Andreeff

Title:    General Partner